Exhibit 2.1

DESCRIPTION OF SECURITIES

As of April 28, 2023, Vicinity Motor Corp. (the “Corporation”) has one class of securities, common shares, no par value (the “Common Shares”), registered under section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Common Shares are listed on the Nasdaq Capital Market under the symbol “VEV.”

The following description of the Common Shares is a summary and does not purport to be complete. For a complete description of the terms and provisions of the Common Shares, refer to the Corporation’s notice of articles (the “Notice of Articles”) and articles (the “Articles”), which are incorporated herein by reference to Exhibits 1.1 and 1.2 to the Corporation’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on April 28, 2023. This summary is qualified in its entirety by reference to these documents.

Authorized Share Capital

The Corporation’s authorized share capital consists of an unlimited number of Common Shares. As of April 27, 2023, the Corporation had 45,667,706 Common Shares issued and outstanding. The Corporation currently has only one class of issued and outstanding shares, which have identical rights in all respects and rank equally with one another.

Rights, Preferences and Restrictions Attaching to the Common Shares

All of the Common Shares rank equally as to voting rights, participation in a distribution of the assets of the Corporation on a liquidation, dissolution or winding-up of the Corporation and entitlement to any dividends declared by the Corporation. The holders of the Common Shares are entitled to receive notice of, and to attend and vote at, all meetings of shareholders (other than meetings at which only holders of another class or series of shares are entitled to vote). Each Common Share carries the right to one vote. In the event of the liquidation, dissolution or winding-up of the Corporation, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the payment by the Corporation of all of its liabilities. The holders of the Common Shares are entitled to receive dividends as and when declared by the board of directors of the Corporation in respect of the Common Shares on a pro rata basis.

Any alteration of the rights, privileges, restrictions and conditions attaching to the Common Shares under the Articles must be approved in accordance with the Articles and the Business Corporations Act (British Columbia) (the “BCBCA”).

Subject to the BCBCA, the Corporation’s board of directors may, by resolution, if none of the shares of that particular series are issued, alter the Articles and authorize the alteration of the Notice of Articles, as the case may be, to do one or more of the following:

(a)	determine the maximum number of shares of that series that the Corporation is authorized to issue, determine that there is no such maximum number, or alter any such determination;

(b)	create an identifying name for the shares of that series, or alter any such identifying name; and

(c)	attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

With the exception of special resolutions (i.e., resolutions in respect of fundamental changes to the Corporation, including: the sale of all or substantially all of its assets, a merger or other arrangement or an alteration to its authorized capital that is not allowed by resolution of the directors) that require the approval of holders of two-thirds of the outstanding Common Shares entitled to vote at a meeting, either in person or by proxy, resolutions to approve matters brought before a meeting of the Corporation’s shareholders require approval by a simple majority of the votes cast by shareholders entitled to vote at a meeting, either in person or by proxy.

Shareholder Meetings

The BCBCA provides that: (i) a general meetings of shareholders must be held in British Columbia, or may be held at a location outside British Columbia since the Corporation’s Articles do not restrict it from approving a location outside of British Columbia for the holding of the general meeting and the location for the meeting is approved by ordinary resolution, or the location for the meeting is approving in writing by the British Columbia Registrar of Companies before the meeting is held; (ii) directors must call an annual meeting of shareholders not later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, the directors may fix in advance a date as the record date for that determination, provided that such date shall not precede by more than two months or by less than 21 days the date on which the meeting is to be held; (iv) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (v) only shareholders entitled to vote at the meeting, the Corporation’s directors and its auditor are entitled to be present at a meeting of shareholders; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the British Columbia Supreme Court may order a meeting to be called, held and conducted in a manner that the Court directs.

Limitations on Rights of Non-Canadians

The Corporation is incorporated pursuant to the laws of the Province of British Columbia, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however, no such remittances are likely in the foreseeable future.

There is no limitation imposed by Canadian law or by the Corporation’s Articles or other constituent documents of the Corporation on the right of a non-resident to hold or vote Common Shares. However, the Investment Canada Act (Canada) has rules regarding certain acquisitions of Common Shares by non-residents, along with other requirements under that legislation.

Change in Control

There are no provisions in the Corporation’s Articles that would have the effect of preventing a change in the control of the Corporation, and that would operate only with respect to a merger, acquisition, arrangement or corporate restructuring involving the Corporation or its subsidiaries.

Ownership Threshold

The Corporation’s Articles and the BCBCA do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed.

No Preemptive or Similar Rights

Under the BCBCA, a shareholder of a corporation does not have a preemptive right to acquire the corporation’s unissued shares unless there is a provision to the contrary in the articles of incorporation. The Corporation’s Articles do not provide its shareholders with any preemptive or similar rights.